UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: May 11, 2010
(Date of earliest event reported)

Maxim Integrated Products, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-34192	94-2896096
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
120 San Gabriel Drive
Sunnyvale, California    94086
(Address of principal executive offices including zip code)
(408) 737-7600
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On May 11, 2010, Maxim Integrated Products, Inc., a Delaware corporation (“Maxim”) completed its acquisition of all outstanding capital stock of Teridian Semiconductor Holdings Corporation, a Delaware corporation (“Teridian”), in accordance with the Agreement and Plan of Merger (the "Merger Agreement"), entered into on April 9, 2010, by and among Maxim, MIP Tropic, Inc., a wholly-owned subsidiary of Maxim, Teridian, GGC Services Holdco, LLC, not individually, but solely in its capacity as the representative of the security holders of Teridian (the “Stockholder Representative”), and Teridian Semiconductor Corporation, a Delaware corporation, solely for purposes of Article 5 of the Merger Agreement. Maxim previously announced the acquisition on April 12, 2010. Maxim paid total consideration under the Merger Agreement of approximately $315 million in cash, which amount is subject to a post-closing adjustment, and a portion of which has been deposited into a third-party escrow account. The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was previously filed by Maxim as Exhibit 2.1 to the Current Report on Form 8-K on April 14, 2010.

On May 11, 2010, Maxim issued a press release announcing the successful completion of the acquisition, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.    Exhibits.

(d) Exhibit.
The exhibit listed below is being furnished with this Form 8-K.
Exhibit	Description

99.1	Press release dated May 11, 2010 announcing the completion of the Teridian Semiconductor acquisition.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: May 13, 2010
Maxim Integrated Products, Inc.

By: /s/ Bruce Kiddoo

Bruce Kiddoo Senior Vice President, Chief Financial Officer and Principal Accounting Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated May 11, 2010 announcing the completion of the Teridian Semiconductor acquisition.